Exhibit 4.1.2
Indivior PLC
Letter Agreement
August 4, 2022
JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 11
New York, New York 10179
Attention: Gregory Levendis, ADR Administration
Re:    Indivior PLC Share Listing in the United States and matters related thereto
Dear Mr. Levendis:
We refer to that Deposit Agreement dated as of December 23, 2014, among Indivior PLC (the “Company”), JPMorgan Chase Bank, N.A., as depositary (the “Depositary”) and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder (the “Deposit Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to them in the Deposit Agreement.
At the general meeting to be held on or about 30 September 2022, the Company will submit to its shareholders resolutions to adopt new articles of association and to effect a consolidation of the Company’s share capital (the “Consolidation”) in order to facilitate the additional listing of the Company’s ordinary shares (the “Shares”) directly on a securities exchange that has registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended (the “U.S. Listing”).
In connection with the transactions giving rise to the U.S. Listing, the Company acknowledges and understands that, pursuant to the terms of the Deposit Agreement, the Company would normally deliver depositary interests representing the deposited Shares (the “Indivior DIs”) directly to the Custodian as substitute Deposited Securities under the Deposit Agreement. However, in connection with the U.S. Listing, the Company has appointed Computershare Trust Company N.A., as the global transfer agent for its Shares (the “Transfer Agent”) and, in lieu of the Depositary or its Custodian receiving Indivior DIs as Deposited Securities and processing the same in accordance with the Deposit Agreement and the Depositary’s current practices, the Company hereby notifies the Depositary that the Company will be taking steps to cause the Transfer Agent to deliver the Shares represented by the ADSs (and not the Indivior DIs) directly to the Holders on or about the Listing Effective Date.
Accordingly, notwithstanding any provisions of the Deposit Agreement to the contrary and subject to the approval of the aforesaid resolutions by the Company’s shareholders, the Company hereby (i) agrees to provide the Depositary with (a) a written notice confirming the effective date of the U.S. Listing (the “Listing Effective Date”), which notice shall be delivered to the Depositary not less than seven London business days or seven New York business days (whichever results in a longer notice period) prior to the Listing Effective Date, and (b) on or about October 3, 2022, and in any event subsequent to the approval of the Consolidation at the general meeting, a termination notice pursuant to the Deposit Agreement, which states that the Deposit Agreement will terminate on the earlier to occur of the Listing Effective Date (as defined above) and nine (9) months after the date on which the Depositary mails a notice of termination to the Holders (the earlier of such dates being the “Termination Date”), and which termination notice shall also include (x) confirmation of the date on which the Consolidation will become effective (the “Consolidation Effective Date”) and (y) an instruction that, effective as of the close of business on the date immediately prior to the Consolidation Effective Date, the number of Shares represented by each ADS be amended from each ADS representing five Shares to each ADS representing one Share (the “Termination and Amendment Notice”), and (ii) notifies the Depositary that on the effectiveness of the U.S. Listing it will not receive the Indivior DIs through CREST as Deposited Securities under the Deposit Agreement and, in lieu thereof and in order to give effect to the Company’s plans, the Company hereby:
(a)    instructs the Depositary as follows, subject to sub-paragraph (8) below:
(1)    in lieu of receiving and processing the Indivior DIs pursuant to the Deposit Agreement, to validly complete by 2.00 p.m. GMT on the London business day immediately prior to the Transaction List Date (as defined below), a CREST stock withdrawal instruction (CREST transaction type “STW”) via the CREST system so as to rematerialize the entire balance of Shares in the Company held by, or on behalf of, the Depositary resulting in the Depositary (or its appointed custodian) being recorded in certificated form as the legal title holder of Shares in the Company immediately prior to the Transaction List Date,
(2)    To the extent the Termination and Amendment Notice is in the form prescribed in this Letter Agreement, to countersign the same and (i) mail a notice of termination to the Holders pursuant to the Deposit Agreement which sets out the Termination Date specified in the Termination and Amendment Notice and (ii) effect the ratio change instructed in the Termination and Amendment Notice to be effective as of the close of business on the date immediately prior to the Consolidation Effective Date;
(3)    provide the Transfer Agent with a list of all Holders as of the date so requested by the Transfer Agent showing, the names, addresses and, if in your possession, taxpayer identification numbers of such Holders and the number of ADSs held by each such Holder with applicable tax lot details in your possession, any certificate details and information regarding any applicable account stops or blocks for each such Holder on the date of such list (such list being the “Transaction Date List” and the date of the Transaction Date List being the “Transaction List Date”),
(4)    to close its issuance, cancellation and transfer books as of the close of business two business days before the Transaction List Date,
(5)    that, upon the receipt by the Depositary’s servicing agent, Equiniti Trust Company, of a Shipment Control List (“SCL”) drawdown from DTC totaling all of the ADSs registered in the name of Cede & Co. as of the date of the Transaction Date List, to provide a copy of the DTC SCL drawdown to the Transfer Agent and to accept the DTC SCL drawdown in respect of all such Cede & Co. registered ADS positions and debit down all of such ADSs leaving DTC’s total balance at zero,
(6)    to automatically cancel each and every outstanding ADS with effect from the close of business on the Transaction List Date, without the need to receive a Withdrawal Order or any ADR certificates from any Holder (including Cede &

Co.), but otherwise in accordance with the provisions of the Deposit Agreement,
(7)    not to charge cancellation fees under the Deposit Agreement to Holders in connection with the cancellation of ADSs effected in accordance with sub- paragraph (6) above, subject to the Company’s payment of the Cancellation Fees as provided below, and
(8)    notwithstanding anything herein to the contrary, if the Termination Date occurs before the U.S. Listing becomes effective, then the following shall not apply: sub-paragraphs (1), (3), (4), (5) and (6) of this paragraph (a), and paragraphs (b) and (c) below; in such event, the Depositary will be governed by the provisions of the Deposit Agreement that are applicable subsequent to the termination thereof (as set forth in paragraph (17) of the form of ADR attached to the Deposit Agreement),
(b)    notifies the Depositary that the Company has instructed the Transfer Agent not to deliver Indivior DIs to the Custodian’s CREST account and, in lieu thereof, to cancel the Depositary’s Share position upon the Transfer Agent’s receipt of the Transaction Date List and thereafter to deliver all Shares represented by the ADSs directly to the Holders entitled thereto based on the number of ADSs held by each respective Holder (as advised to the Transfer Agent within the Transaction Date List); provided, however, that no Shares shall be delivered to
(1)    Cede & Co. until after such time as you have informed the Transfer Agent that the DTC SCL drawdown referred to above has been accepted by Equiniti Trust Company and that all ADSs drawn down thereon have been cancelled in accordance with the Deposit Agreement and the Company’s instructions set forth above, and
(2)    Holders other than Cede & Co. until after you have informed the Transfer Agent that you have cancelled each and every ADS held by such Holders in accordance with the Deposit Agreement and the Company’s instructions set forth above,
(c)    confirms that it will cause the Transfer Agent to (i) provide you with the date for the Transaction Date List no less than seven days prior to such date and (ii) request a Transaction List Date which occurs one New York business day prior to the Listing Effective Date, and
(d)    requests that the Depositary provide reasonable cooperation to the Transfer Agent in connection with any questions the Transfer Agent may have regarding the Deposit Agreement.
The Company confirms that the Transfer Agent is, and at all times will be, an agent of the Company and not of the Depositary. The Company (i) acknowledges and agrees that, from and after the Listing Effective Date, the Depositary will have no obligation whatsoever to deliver to the Holders the Shares represented by the Holders’ ADSs, and (ii) will ensure that, upon the cancellation of the outstanding ADSs, the Transfer Agent will promptly re-register the Shares represented thereby into the names of the respective Holders entitled thereto (including Cede & Co.) based on the number of ADSs held by each respective Holder, and promptly deliver said Shares to such Holders.

The Company acknowledges and agrees that, as a result of its decision to cause the Transfer Agent to deliver the Shares directly to the Holders, except to the extent set out in this Letter Agreement, none of the Depositary, its agents (including, without limitation, the Custodian appointed under the Deposit Agreement) nor the officers, directors, employees, agents, affiliates, successors and assigns of any of them (collectively, the “Indemnitees”) shall have any obligations whatsoever to the Company, the Transfer Agent, Holders (including Cede & Co.), beneficial owners of ADSs or any other persons or entities with respect to, or otherwise related to, the U.S. Listing or any component or aspect thereof, including without limitation the delivery of Shares or Indivior DIs to the Holders. The Company hereby releases each of the Indemnitees from any obligations and duties it might have under the Deposit Agreement with respect, or otherwise related, to the U.S. Listing and each and any component and aspect thereof, including without limitation any obligation to deliver Shares or Indivior DIs to the Holders upon the cancellation of their ADSs.
In order to induce you to acknowledge this Letter Agreement, to carry out the instructions set forth herein, and to refrain from asserting your right to receive the Indivior DIs for processing, the Company covenants and agrees to reimburse, indemnify and hold the Indemnitees harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs and expenses (including without limitation reasonable attorney's fees and expenses) and transfer or other taxes (each, a “Loss”) that may be paid, incurred or suffered by any of them, or to which any of them may become subject, arising out of or incident to (i) this Letter Agreement (ii) the U.S. Listing, (iii) the administration of any of the Company’s and/or the Transfer Agent’s duties hereunder, (iv) the performance by the Company and the Transfer Agent of the transactions contemplated herein, (v) the Company’s issuance of the instructions described herein or any instructions delivered pursuant hereto, and/or the Transfer Agent’s compliance with any such instructions, or (vi) any Indemnitee’s compliance with the Company’s instructions and/or requests set forth herein, or as a result of any Indemnitee defending itself against any Loss resulting from its actions (or omission to act) hereunder or resulting from the delivery of the Shares in accordance herewith, including, without limitation, any claim against any Indemnitee by any Holder (including Cede & Co.) or Beneficial Owner, which covenants and agreements shall survive the termination hereof, the cancellation of the ADSs and the delivery of the Shares to the Holders. In no event shall any of the Indemnitees be liable for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, Holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.
The indemnification provided by this Letter Agreement shall be in addition to any other rights that the Depositary and its agents may be entitled under the Deposit Agreement or otherwise and shall survive the termination of the Deposit Agreement and this Letter Agreement. The Company agrees that, to the extent the Depositary acts in accordance with these instructions, such actions and/or omissions to act shall not constitute negligence or willful misconduct by the Depositary or its agents.
In connection herewith, the Company will pay the Depositary (i) a transaction fee in the amount of $100,000, payable promptly upon invoicing but in any event before the Listing Effective Date (the “Transaction Fee”), and (ii) the aggregate amount of cancellation fees owing with respect to all of the ADSs cancelled in accordance with sub-paragraph (a)(6) of this Letter Agreement, which fees shall be equal to the product of US$0.05 multiplied by the aggregate number of ADSs so cancelled (the “Cancellation Fees”), and the Company will promptly reimburse you and your agents for any and all actual and documented out-of-pocket fees, charges and expenses incurred by them in connection with, or arising from, the U.S. Listing, this Letter Agreement, and the services contemplated hereunder, including, but not limited to, the fees and expenses charged by the Depositary’s servicing agent Equiniti

Trust Company, legal fees and expenses (provided that in the case of legal fees the supporting documentation may consist of an unitemized invoice), printing expenses, postage, escheatment costs (if any), and taxes or related fees incidental to processing charged directly or indirectly by governmental authorities, issuers, or their agents. Invoices will be payable within thirty (30) days of the date of the invoice. Other than as set out in this Letter Agreement, the Company shall not be liable to pay the Depositary any fees or reimburse any charges or expenses in connection with the termination of the Deposit Agreement or the Depositary’s carrying out of the instructions set forth herein (including, without limitation, pursuant to the fee letter agreement dated 2 December 2014 between the Company and the Depositary).
This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to contracts to be performed wholly in such state, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. All actions and proceedings relating to or arising from, directly or indirectly, this Letter Agreement may be litigated in U.S. federal or state courts located within the Borough of Manhattan, City and State of New York and shall not be litigated in any other jurisdiction without the Depositary’s written consent. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. Notwithstanding the foregoing, the parties hereto shall endeavor to exchange original signatures.
[Signature page follows]
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Very truly yours,

INDIVIOR PLC

By:	/s/ Kathryn Hudson
Name:	Kathryn Hudson
Title:	Company Secretary

Acknowledged and Agreed to as of the date first above written:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

Very truly yours,

INDIVIOR PLC

By:
Name:
Title:

Acknowledged and Agreed to as of the date first above written:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Timothy E. Green
Name:	Timothy E Green
Title:	Vice President